                                                                    Exhibit 10.2

                        EXECUTIVE EMPLOYMENT AGREEMENT

                                    (DAVIS)







Davis Executive Employment Agreement

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
RECITALS.....................................................................  1

AGREEMENT....................................................................  1

1.   General Duties of Employer and Executive................................  1

2.   Compensation and Benefits...............................................  2

3.   Preservation of Business; Fiduciary Responsibility......................  3

4.   Term....................................................................  3

5.   Termination Other Than by Expiration of the Term........................  3

6.   Effect of Termination...................................................  4

7.   Covenants of Confidentiality, Nondisclosure and Noncompetition..........  7

8.   Inventions..............................................................  8

9.   No Violation............................................................  8

10.  Return of Employer's Property...........................................  9

11.  Injunctive Relief.......................................................  9

12.  Dispute Resolution......................................................  9

13.  Miscellaneous........................................................... 10

APPENDIX I - Certain Definitions

EXHIBIT A - Indemnity Provisions


                                      -i-
Davis Executive Employment Agreement

                        EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated ______________, effective as of ____________, 1999
("Effective Date"), is made and entered into by and between LITRONIC INC., a Delaware corporation ("Employer") and WILLIAM W. DAVIS, SR. ("Executive").

                                    RECITALS

     Employer desires that the Executive enter into an employment relationship with Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that obtaining the Executive's services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer's stockholders.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of Executive's employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive's employment relationship with Employer.

 1.  GENERAL DUTIES OF EMPLOYER AND EXECUTIVE.

     1.1 Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. Employer hereby employs Executive as the President and Chief Operating Officer of Employer as of the Effective Date, reporting to the Board of Directors of Employer (the "Board"). Executive will also serve as a member of the Board. Executive's duties and responsibilities shall be those normally assumed by the President and Chief Operating Officer of a publicly-owned company similarly situated to Employer, as well as such other or additional duties, as may from time-to-time be assigned to Executive by the Board. Such other or additional duties shall be consistent with the senior executive functions set forth above.

     1.2 While employed hereunder, Executive shall use his best efforts to obey the lawful directions of the Board. Executive shall also use his best efforts to promote the interests of Employer and to maintain and to promote the reputation of Employer. While employed hereunder, Executive shall devote his full business time, efforts, skills and attention to the affairs of Employer and faithfully perform his duties and responsibilities hereunder.

     1.3 While this Agreement is in effect, Executive may from time to time engage in any activities that do not compete directly with Employer, provided that such activities do not interfere with his performance of his duties. Executive shall be permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a member of the Board of Directors of other corporations which are not competitors of Employer.


Davis Executive Employment Agreement

     1.4 Executive shall perform his duties at the corporate office of Employer located in Lanham, Maryland. Executive shall not be relocated to another location more than thirty miles from Lanham, Maryland without his prior written consent.

 2.  COMPENSATION AND BENEFITS.

     2.1 As compensation for his services to Employer, Employer shall pay to Executive an annual base salary of $175,000 during the first 12-month period that this Agreement is in effect, payable in equal semimonthly payments in accordance with the Employer's regular payroll policy for salaried employees (the "Salary"). Thereafter, the Compensation Committee of the Board shall perform an annual review of the Executive's Salary based on Executive's performance of his duties and the Employer's other compensation policies. The Compensation Committee may, at its sole discretion, increase (but not decrease) the Salary after the first 12-month period that this Agreement is in effect.

     2.2 In addition, Executive shall be entitled to an incentive bonus ("Incentive Bonus"), payable no later than March 31 of each year based on Employer's earnings before interest and taxes (after adding back the amortization of goodwill from Employer's acquisition of Pulsar Data Systems, Inc.) (defined as "EBIT" for purposes of this Section 2.2) for the previous fiscal year. The Incentive Bonus for fiscal year 1999 (payable on or before March 31, 2000) shall be calculated on a pro forma basis in accordance with GAAP as determined by Employer's Auditors as if the business combination of Employer had occurred on January 1, 1999. If EBIT in any fiscal year during the term of this Agreement exceeds $2,500,000, then Executive shall be entitled to an Incentive Bonus of $100,000. For each additional $1,000,000 of annual EBIT, Executive shall be entitled an additional $37,500 of Incentive Bonus (this additional amount may only be earned by Employer's EBIT increasing in $1,000,000 increments, i.e., it shall not be prorated for amounts above the previous threshold that are less than $1,000,000). Employer shall pay Executive a prorated Incentive Bonus (the "Prorated Bonus") if this Agreement is terminated for any reason other than for "Due Cause." The Prorated Bonus shall be based on a fraction, the numerator of which is the number of calendar days during the fiscal year during which Executive was employed prior to and including the effective date of the termination of Executive's employment and the denominator of which is 365.

     2.3 Upon Executive's furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment and cellular telephone expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer's normal expense reimbursement policy.

     2.4 Employer shall provide Executive with a luxury automobile satisfactory to Executive (with monthly lease payments not to exceed $1,600), and shall pay all maintenance and operating costs (including insurance) for that automobile.


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Davis Executive Employment Agreement
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     2.5  As long as this Agreement is in effect, Executive shall be entitled to participate in the medical (including hospitalization), dental, life and disability insurance plans, to the extent offered by Employer, and in amounts consistent with the Employer's policy, for other senior executive officers of Employer.

     2.6 Executive shall have the right to participate in any additional compensation, benefit, pension, stock option, stock purchase, 401(k) or other plan or arrangement of Employer now or hereafter existing for the benefit of other senior executive officers of Employer.

     2.7 Executive shall be entitled to such vacation (but in no event less than three weeks per year), holiday and other paid or unpaid leaves of absence consistent with Employer's normal policies for other senior executive officers of Employer or as otherwise approved by the Board. Executive shall be entitled to accrue vacation time for one year. If he does not take the accrued vacation during the next year, he shall be paid for the unused vacation at his Salary rate then in effect.

 3.  PRESERVATION OF BUSINESS; FIDUCIARY RESPONSIBILITY.

     Executive shall use his best efforts to preserve the business and organization of Employer and to preserve the business relations of Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

 4.  TERM.

     The term of this Agreement shall commence on the Effective Date and shall end on __________, 2002, subject to earlier termination as set forth in Section 5, below. After the end of the initial term, this Agreement shall be subject to successive one year renewals unless, at least 90 days prior to the expiration of the initial term or any renewal term, either party gives written notice to the other of his or its intention not to renew.

 5.  Termination Other Than by Expiration of the Term.

     Employer or Executive may terminate Executive's employment under this Agreement at any time, but only on the following terms:

     5.1 Either Executive or Employer may terminate this Agreement in accordance with Section 4.1.

     5.2 Employer may terminate Executive's employment under this Agreement at any time for "Due Cause" (as defined in Appendix I attached hereto and incorporated herein by this reference) upon the good faith determination by the Board that Due Cause exists for the termination of the employment relationship.


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Davis Executive Employment Agreement

     5.3 If Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of 180 consecutive days, and such incapacity is confirmed by the written opinion of two practicing medical doctors licensed by and in good standing in the State of Maryland (one selected by Employer and one by Executive), upon the expiration of such period or at any time reasonably thereafter, Employer may terminate Executive's employment under this Agreement upon giving Executive or his legal representative written notice at least 30 days prior to the termination date, subject to the provisions of Section 6.2, below. Executive agrees, after written notice by the Board, to submit to examinations by such practicing medical doctors. If such medical doctors do not agree as to whether Executive is disabled, they shall promptly select a mutually acceptable third practicing medical doctor to further evaluate Executive, whose conclusion shall be rendered, in writing, within ten days of his or her selection. The conclusion of the third practicing medical doctor shall be final and binding on Employer and Executive.

     5.4 This Agreement shall terminate immediately upon Executive's death, subject to the provisions of Section 6.2, below.

     5.5 Subject to the provisions of Section 6.3, below, Employer may terminate Executive's employment under this Agreement at any time for any reason whatsoever, even without Due Cause, by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice. If Employer terminates the employment of Executive other than (i) pursuant to Section 5.2 for Due Cause, (ii) due to incapacity pursuant to Section 5.3 or due to Executive's death pursuant to
Section 5.4, or (iii) Executive's Retirement (as defined in Appendix I attached hereto and incorporated herein by this reference), then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive's employment (a "Constructive Termination"), and, in such event, Executive shall be entitled to receive the compensation set forth in Section 6.3 below.

     5.6 Executive may terminate this Agreement at any time for "Good Reason" (as defined in Appendix I attached hereto and incorporated herein by this reference) within 30 days after Executive learns of the event or condition constituting "Good Reason" and, in such event, shall be entitled to receive the compensation set forth in Section 6.3 below.

 6.  EFFECT OF TERMINATION.

     6.1 If the employment relationship is terminated (a) by Executive upon 90 days' written notice pursuant to Section 5.1, (b) by Employer for Due Cause pursuant to Section 5.2, or (c) by Executive breaching this Agreement by refusing to continue his employment and failing to give the requisite 90 days' written notice, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination; (ii) Executive's pro rata annual Salary (as in effect as of the date of termination, payable in the manner as prescribed in the second sentence of Section 2.1) through the date of termination; (iii) any stock options which have vested as of the date of termination pursuant to the terms of the Agreement granting such options; and (iv) accrued vacation as required by Maryland law.


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Davis Executive Employment Agreement
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     6.2  If Executive's employment relationship is terminated due to
Executive's incapacity pursuant to Section 5.3 or due to Executive's death pursuant to Section 5.4, Executive or Executive's estate or legal representative, will be entitled to (i) those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination, a Prorated Bonus for the fiscal year in which incapacity or death occurs, and, even though no longer employed by Employer, Executive shall continue to receive the annual Salary compensation (as in effect as of the date of termination, payable in the manner as prescribed in the second sentence of Section 2.1) for six months following the date of termination, offset, however, by any payments received by Executive as a result of any disability insurance maintained by Employer for Executive's benefit.

     6.3 In the event of a Constructive Termination or a termination of this Agreement by Executive for Good Reason, then Employer shall:

     (a) pay to Executive on the date of termination his Salary in effect as of the date of termination through the end of the month during which such termination occurs plus credit for any vacation earned but not taken;

     (b) pay to Executive as severance pay Executive's Salary in effect as of the date of termination for the greater of (i) the balance of the term of this Agreement or (ii)an additional two years, payable in equal semimonthly payments in accordance with the Employer's regular payroll policy for salaried employees;

     (c) pay to Executive the Prorated Bonus for the fiscal year during which termination occurs;

     (d) pay to or reimburse Executive any amounts due Executive pursuant to
         Section 2.4 of this Agreement for a period of 12 months after the date of termination; and

     (e) maintain, at Employer's expense, in full force and effect, for Executive's continued benefit, all medical and life insurance to which Executive was entitled immediately prior to the date of termination (or at the election of Executive in the event of a Change in Control, immediately prior to the date of the Change in Control) until the earliest of (i) 12 months or (ii) the date or dates that Executive's continued participation in Employer's medical and/or life insurance plans, as applicable, is not possible under the terms of such plans (the earliest of (i) and (ii) is referred to herein as the "Benefits Date"). If Employer's medical and/or life insurance plans do not allow Executive's continued participation in such plan or plans, then Employer will pay to Executive, in monthly installments, from the date on which Executive's participation in such medical and/or life insurance, as applicable, is prohibited until the Benefits Date, the monthly premium or premiums which had been payable by Employer with respect to Executive for such discontinued medical and/or life insurance, as applicable.


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Davis Executive Employment Agreement

     6.4 Anything in this Agreement to the contrary notwithstanding, if the Auditors (as defined in Appendix I attached hereto and incorporated herein by this reference) determine that any payment or distribution by Employer to or for the benefit of Executive, whether paid or payable (or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by Employer for federal income tax purposes because of the application of Section 280G of the Code (as defined in Appendix I attached hereto and incorporated herein by this reference), or because of the application of any federal or state income tax law enacted after the date hereof which restricts or limits the deductibility of compensation paid to an Executive (a "Subsequent Law"), then the aggregate present value of the amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (the "Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 6.4, the "Reduced Amount" shall be an amount which maximizes the aggregate amount of Payments without causing any Payment to be nondeductible by Employer because of the application of Subsequent Law, or which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by Employer because of the application of Section 280G of the Code. For purposes of this Section 6.4, present value shall be determined in accordance with Section 280G(d)(4) of the Code and Income Tax Regulations promulgated thereunder.

     6.5 If the Auditors determine that any Payment would be nondeductible by Employer because of the application of Section 280G of the Code, or because of the application of Subsequent Law, then Employer shall promptly give notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise Employer in writing of his election within 20 days of his receipt of notice. If no such election is made by Executive within such 20 day period, then Employer may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of Executive Payments equals the Reduced Amount) and shall notify Executive promptly of such election. All determinations made by the Auditors under this Section 6.5 and
Section 6.4 shall be binding upon Employer and Executive and shall be made within 60 days of Executive's termination of employment. As promptly as practicable following such determination and the elections hereunder, Employer shall pay to or distribute to or for the benefit of Executive such amounts as are then due to him under this Agreement, as modified by Section 6.4 and this
Section 6.5, and shall promptly pay to or distribute for the benefit of Executive in the future such amounts as become due to him under this Agreement.

     6.6 If it is determined by the Auditors that Payments have been made by Employer which should not have been made (an "Overpayment") or that additional Payments which will not have been made by Employer could be due (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount pursuant to Section 6.4, then the following actions are to be taken: If the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Executive which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Executive which he shall repay to Employer, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. If the Auditors, based upon controlling precedent, determine that an Underpayment has occurred, such Underpayment shall promptly be paid by


                                      -6-
Davis Executive Employment Agreement

Employer to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     6.7 Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another Employer after the date of termination, or otherwise.

     6.8 Except as expressly provided herein, the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Employer benefit plan, employment agreement or other contract, plan or arrangement.

     6.9 Except as may be required pursuant to Section 6.4 above, the amount of any payment provided under this Agreement shall not be reduced by reason of any present value calculation.

     6.10 In case of termination of this Agreement, compensation and benefits shall be paid to the Executive as set forth in the applicable subsection of this
Section 6 and stock options granted to Executive, if any, shall be governed by the provisions of all stock option agreements between Employer and Executive. In the event of a Constructive Termination or a termination of this Agreement by Executive for Good Reason, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

 7.  Covenants of Confidentiality, Nondisclosure and Noncompetition.

     7.1 During the term of this Agreement, Employer will provide to Executive certain confidential and proprietary information owned by Employer as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with Employer, and that Employer would be irreparably damaged if Executive were to breach the covenants set forth in this
Section 7.1. Accordingly, Executive agrees that he will not, without the prior written consent of Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by Employer to be disclosed in the course of performing Executive's duties under this Agreement for Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to Employer or any parent, subsidiary or affiliated person or entity (collectively, "Confidential Information"). Confidential Information shall include, without limitation, information about Employer's inventions (as defined in Section 8.1 below), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates will be received in confidence and as a fiduciary of Employer. Executive will exercise utmost diligence to protect and guard such Confidential Information.


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Davis Executive Employment Agreement
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     7.2  Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

     7.3 Executive agrees that, while Executive is employed with Employer and for a period of 24 months after the date of termination of this Agreement (the "Restricted Period"), provided that Executive continues to be paid his Salary (as in effect at the date of termination) during the Restricted Period, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with Employer or any of its business activities or solicit individuals or other entities that are customers or competitors of Employer during the six-month period immediately prior to the date of termination of this Agreement. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of Employer to terminate his employment with Employer.

     7.4 For purposes of this Section 7, "Employer" shall include any of its subsidiaries or any other entity in which it holds a 50% or greater equity interest.

 8.  INVENTIONS.

     8.1 Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, "Inventions") made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive's employment with Employer and for a period of two years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, Employer, or any of its subsidiaries, shall be promptly disclosed by Executive to Employer and shall be Employer's exclusive property.

     8.2 Executive will, upon Employer's request and without additional compensation, execute any documents necessary or advisable in the opinion of Employer's legal counsel to direct the issuance of patents to Employer with respect to Inventions that are to be Employer's exclusive property under this
Section 8 or to vest in Employer title to such Inventions; the expense of securing any patent, however, shall be borne by Employer.

     8.3 Executive will hold for Employer's sole benefit any Invention that is to be Employer's exclusive property under this Section 8 for which no patent is issued.

 9.  NO VIOLATION.

     Executive represents that he is not bound by any Agreement with any former employer or other party that would be violated by Executive's employment by Employer.


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Davis Executive Employment Agreement

 10. RETURN OF EMPLOYER'S PROPERTY.

     Upon the termination of this Agreement or whenever requested by Employer, Executive shall immediately deliver to Employer all property in his possession or under his control belonging to Employer, in good condition, ordinary wear and tear excepted.

 11. INJUNCTIVE RELIEF.

     Executive acknowledges that the breach, or threatened breach, by Executive of the provisions of this Agreement shall cause irreparable harm to Employer, which harm cannot be fully redressed by the payment of damages to Employer. Accordingly, Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek an injunction or restraining Executive from any violation or threatened violation of this Agreement.

 12. DISPUTE RESOLUTION.

     Subject to Section 11, all claims, disputes and other matters in controversy ("dispute") arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 12, and not through resort to any judicial proceedings.

     12.1 Neither party shall commence an arbitration proceeding pursuant to the provisions of Subsection 12.2 below unless such party shall first give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the American Arbitration Association Commercial Mediation Rules in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within 20 days after delivery of the Dispute Notice, the mediator will be selected by the American Arbitration Association. If the dispute has not been resolved by mediation within 60 days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Subsection 12.2 below.

     12.2 Any dispute that is not settled by mediation as provided in Subsection
12.1 above shall be resolved by arbitration before a single arbitrator appointed by the American Arbitration Association or its successor in Prince George's County, Maryland. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of Maryland relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of Maryland or elsewhere. The prevailing party in any such arbitration shall also be entitled to recover reasonable attorneys', accountants' and experts' fees and costs of suit in addition to any other relief awarded such prevailing party.

 13. MISCELLANEOUS.


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Davis Executive Employment Agreement

     13.1 If any provisions contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

     13.2 All notices and other communications required or permitted hereunder or necessary or convenience in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested or hand delivered, as follows (provided that notice of change of address shall be deemed given only when received):

     If to Employer:  Litronic Inc.
                      2030 Main Street, Suite 1250
                      Irvine, CA 92614
                      Attention: Chief Executive Officer

     If to Executive: William W. Davis, Sr.
                      4390 Parliament Place, Suite R
                      Lanham, MD 20706

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Subsection 13.2.

     13.3 This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and Executive, his heirs, executors, administrators, representatives, legatees and permitted assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer. If Executive should die while any amounts are due to him pursuant to this Agreement, all such amounts shall be paid to Executive's devisee, legatee or other designee, or if there be no such designee, to Executive's estate. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by Agreement in form and substance satisfactory to Executive and his legal counsel, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform each of them if no such succession or assignment had taken place. Any failure of Employer to obtain such Agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive's employment for Good Reason. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any corporation a majority of the voting securities of which is then owned by Employer, "Employer" as used in this Agreement shall in addition include such Employer. In such event, Employer agrees that it shall pay or shall cause such Employer to pay any amounts owed to Executive pursuant to this Agreement.


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Davis Executive Employment Agreement
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     13.4  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or Agreement made by any employee, officer, or representative of Employer or by any written Agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

     13.5 The laws of the State of Maryland will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof, except that the laws of the State of Delaware shall govern matters of indemnity set forth in Exhibit A. Employer and Executive agree that the state and federal courts situated in Prince George's County, Maryland shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Prince George's County, Maryland and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Prince George's County, Maryland to hear such disputes.

     13.6 Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

     13.7 The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a party of this Agreement.

     13.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

     13.9 Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen. Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in entering into an employment relationship with Executive.

     13.10 The Indemnity provisions attached as Exhibit A are hereby specifically incorporated into and made a part of this Agreement.

     The undersigned, intending to be legally bound, have executed this Agreement on the date first written above, but effective as of ____________, 1999.

     EMPLOYER:                LITRONIC INC.


                              By:
                                 ----------------------------------
                                 Kris Shah, Chief Executive Officer


     EXECUTIVE:
                                 ----------------------------------
                                 William W. Davis, Sr.


                                     -11-
Davis Executive Employment Agreement

                                  APPENDIX I

                            ADDITIONAL DEFINITIONS

     For purposes of this Agreement, the following additional capitalized terms shall have the respective definitions set forth below:

     AUDITORS. The term "Auditors" as used in this Agreement shall mean Employer's independent auditors.

     BENEFIT PLAN. The term "Benefit Plan" as used herein shall mean any benefit plan or arrangement (including, without limitation, Employer's profit sharing or stock option plans, if any, and medical, disability and life insurance plans) in which Executive is participating (or any other plans providing Executive with substantially similar benefits).

     CHANGE IN CONTROL. A "Change in Control" of Employer shall be deemed to have occurred if (A) there shall be consummated any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of Employer's Common Stock would be converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (B) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer; (C) the shareholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer; (D) any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Executive, Kris Shah or any members of their immediate families, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of Employer's outstanding Common Stock after the date hereof; (E) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Employer's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or; (F) there shall be any change of control of a nature required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 or any successor regulation of substantially similar import, regardless of whether Employer is subject to such reporting requirement.

     CODE. The term "Code" as used in this Agreement shall mean the Internal Revenue Code of 1986, as amended.

     DUE CAUSE. The term "Due Cause" as used in this Agreement shall mean any of the following events:


Davis Executive Employment Agreement

          (a) any intentional misapplication by Executive of Employer's funds or other material assets, or any other act of dishonesty injurious to Employer committed by Executive; or

          (b) Executive's conviction of (i) a felony or (ii) a crime involving moral turpitude; or

          (c) Executive's use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board reasonably determines renders Executive unfit to serve in his capacity as a senior executive of Employer; or

          (d) Executive's breach, nonperformance or nonobservance of any of the terms of this Agreement, including but not limited to Executive's failure to adequately perform his duties or comply with the reasonable directions of the Board. Notwithstanding anything in the foregoing subsections (c) or
     (d) to the contrary, Employer shall not terminate Executive unless the Board first provides Executive with a written memorandum describing in detail how his performance hereunder is not satisfactory and Executive is given a reasonable period of time (not less than 30 days) to remedy the unsatisfactory performance related by the Board to Executive in that memorandum. A determination of whether Executive has satisfactorily remedied such unsatisfactory performance shall be promptly made by a majority of the disinterested directors of the Board at the end of the period provided to Executive for such remedy and such determination shall be final.

     GOOD REASON. The term "Good Reason" as used in this Agreement shall mean any of the following which occur without Executive's written consent:

     (a) the assignment to Executive by the Board of duties substantially inconsistent with Executive's position, duties, responsibilities or status with Employer; a substantial change in Executive's titles or offices; any removal of Executive from or any failure to reelect Executive to any of his positions as an officer, except in connection with the termination of his employment for disability or as a member of the Board; Retirement; Executive's death; or by Executive other than for Good Reason;

     (b) a purported reduction by Employer in Executive's base salary to an amount less than the greater of (i) the base salary as in effect on the date hereof or (ii) 10% below the base salary in effect at the time of the purported reduction;

     (c)  any failure by Employer to continue in effect any Benefit Plan;

     (d) any failure by Employer to obtain the assumption of this Agreement by any successor or assign of Employer;

     (e) a failure by Employer to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Executive to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such 30 day period;


                                      -2-
Davis Executive Employment Agreement

     (f) a material reduction in the highest level of support services and staff, office space and accouterments available to Executive during the term of this Agreement and that which is necessary to perform any additional duties assigned to Executive thereafter, which reduction is not generally effective for all officers employed by Employer; or

     (g) If Employer avails itself of, or is subjected by any third party to, a proceeding in bankruptcy in which Employer is the named debtor, an assignment by Employer for the benefit of its creditors, the appointment of a receiver for Employer, or any other proceeding involving insolvency or the protection of or from creditors and the same has not been discharged or terminated within 90 days;

     provided, however, that any of the foregoing actions shall not be considered to be Good Reason if such action is undertaken by Employer as a termination for Due Cause.


                                      -3-
Davis Executive Employment Agreement

                                   EXHIBIT A

                            [INDEMNITY PROVISIONS]

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

     "PROCEEDING" shall mean any threatened, pending or completed action, suit or proceeding, whether brought in the name of Employer or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that Executive is or was an officer and/or a director of Employer, or is or was serving at the request of Employer as a director, officer, employee or agent of another enterprise, whether or not he is serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of Expenses (as defined in subparagraph (b) below) is to be provided under these indemnity provisions.

     "EXPENSES" means, all costs, charges and expenses incurred in connection with a Proceeding, including, without limitation, attorneys' fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings or appeals, and any expenses of establishing a right to indemnification pursuant to this Agreement or otherwise, including reasonable compensation for time spent by Executive in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which he is not otherwise compensated by Employer or any third party; provided, however, that the term Expenses includes only those costs, charges and expenses incurred with Employer's prior consent, which consent shall not be unreasonably withheld; and provided, further, that the term "Expenses" does not include (i) the amount of damages, judgments, amounts paid in settlement, fines or penalties relating to any Proceeding or (ii) excise taxes under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") relating to any Proceeding, either of which are actually levied against Executive or paid by or on behalf of Executive.

2. AGREEMENT TO SERVE. Executive agrees to continue to serve as and officer and/or a director of Employer at the will of Employer for so long as Executive is duly elected or appointed or until such time as Executive tenders a resignation in writing or is terminated as an officer or director by Employer. Nothing in these indemnity provisions shall be construed to create any right in Executive to continued employment with Employer or any subsidiary or affiliate of Employer. Nothing in these indemnity provisions shall affect or alter any of the terms of any otherwise valid employment agreement or other agreement between Executive and Employer relating to Executive's conditions and/or terms of employment.

3. INDEMNIFICATION IN THIRD PARTY ACTIONS. Employer shall indemnify Executive in accordance with the provisions of this Section 3 if Executive is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (other than a Proceeding by or in the right of Employer to procure a judgment in its favor), by reason of the fact that Executive is or was an officer and/or a director of Employer, or is or was serving at the request of Employer as a director, officer, employee or agent of another enterprise, against all Expenses, damages, judgments, amounts paid in settlement, fines, penalties and ERISA excise taxes actually and reasonably incurred by Executive in connection with the defense or settlement of such Proceeding, to the fullest extent permitted by Delaware law,


Davis Executive Employment Agreement
whether or not Executive was the successful party in any such Proceeding; provided that any settlement shall be approved in writing by Employer.

4. INDEMNIFICATION IN PROCEEDINGS BY OR IN THE RIGHT OF EMPLOYER. Employer shall indemnify Executive in accordance with the provisions of this section if Executive is a party to or threatened to be made a party to or is otherwise involved in any Proceeding by or in the right of Employer to procure a judgment in its favor by reason of the fact that Executive is or was an officer and/or a director of Employer, or is or was serving at the request of Employer as a director, officer, employee or agent of another enterprise, against all Expenses actually and reasonably incurred by Executive in connection with the defense or settlement of such Proceeding, to the fullest extent permitted by Delaware law, whether or not Executive is the successful party in any such Proceeding. Employer shall further indemnify Executive for any damages, judgments, amounts paid in settlement, fines, penalties and ERISA excise taxes actually and reasonably incurred by Executive in any such Proceeding described in the immediately preceding sentence, provided either (i) the Proceeding is settled with the approval of a court of competent jurisdiction, or (ii) indemnification of such amounts is otherwise ordered by a court of competent jurisdiction in connection with such Proceeding.

5. CONCLUSIVE PRESUMPTION REGARDING STANDARD OF CONDUCT. Executive shall be conclusively presumed to have met the relevant standards of conduct required by Delaware law for indemnification pursuant to these indemnity provisions, unless a determination is made that Executive has not met such standards (i) by the Board of Directors of Employer by a majority vote of a quorum thereof consisting of directors who were not parties to such Proceeding, (ii) by the shareholders of Employer by majority vote, or (iii) in a written opinion of Employer's independent legal counsel. Further, the termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption that Executive met the relevant standards of conduct required for indemnification pursuant to these indemnity provisions.

6. INDEMNIFICATION OF EXPENSES OF SUCCESSFUL PARTY. Notwithstanding any of the other provisions hereof, to the extent that Executive has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, Executive shall be indemnified against all Expenses incurred in connection therewith to the fullest extent permitted by Delaware law. For purposes of this paragraph, Executive will be deemed to have been successful on the merits if the Proceeding is terminated by settlement or is dismissed with prejudice.

7. ADVANCES OF EXPENSES. The Expenses incurred by Executive in connection with any Proceeding shall be paid promptly by Employer in advance of the final disposition of the Proceeding at the written request of Executive to the fullest extent permitted by Delaware law; provided that Executive shall undertake in writing to repay such amount to the extent that it is ultimately determined that Executive is not entitled to indemnification by Employer.

8. PARTIAL INDEMNIFICATION. If Executive is entitled under any of these indemnity provisions to indemnification by Employer for some or a portion of the Expenses, damages, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes actually and reasonably incurred by Executive in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, Employer shall nevertheless indemnify Executive for the portion of such


                                      A-2
Davis Executive Employment Agreement

Expenses, damages, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes to which Executive is entitled.

9.   INDEMNIFICATION PROCEDURE; DETERMINATION OF RIGHT TO INDEMNIFICATION.

     (a) Promptly after receipt by Executive of notice of the commencement of any Proceeding with respect to which Executive intends to claim indemnification or advancement of Expenses pursuant to these indemnity provisions, Executive will notify Employer of the commencement thereof. The omission to so notify Employer will not relieve Employer from any liability which it may have to Executive under these indemnity provisions or otherwise.

     (b) If a claim for indemnification or advancement of Expenses under these indemnity provisions is not paid by or on behalf of Employer within 30 days of receipt of written notice thereof, Executive may at any time thereafter bring suit in any court of competent jurisdiction against Employer to enforce the right to indemnification or advancement of Expenses provided by these indemnity provisions. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Employer) that Executive has failed to meet the standard of conduct that makes it permissible under Delaware law for Employer to indemnify Executive for the amount claimed. The burden of proving by clear and convincing evidence that indemnification or advancement of Expenses is not appropriate shall be on Employer. The failure of the directors or shareholders of Employer or independent legal counsel to have made a determination prior to the commencement of such Proceeding that indemnification or advancement of Expenses are proper in the circumstances because Executive has met the applicable standard of conduct shall not be a defense to the action or create a presumption that Executive has not met the applicable standard of conduct.

     (c) Executive's Expenses incurred in connection with any action concerning Executive's right to indemnification or advancement of Expenses in whole or in part pursuant to these indemnity provisions shall also be indemnified in accordance with the terms of these indemnity provisions by Employer regardless of the outcome of such action, unless a court of competent jurisdiction determines that each of the material claims made by Executive in such action was not made in good faith or was frivolous.

     (d) With respect to any Proceeding for which indemnification is requested, Employer will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, Employer may assume the defense thereof, with counsel satisfactory to Executive. After notice from Employer to Executive of its election to assume the defense of a Proceeding, Employer will not be liable to Executive under these indemnity provisions for any Expenses subsequently incurred by Executive in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Employer shall not settle any Proceeding in any manner which would impose any penalty or limitation on Executive without Executive's prior written consent. Executive shall have the right to employ counsel in any such Proceeding, but the Expenses of such counsel incurred after notice from Employer of its assumption of the defense thereof and Executive's approval of Employer's counsel shall be at the expense of Executive, unless (i) the employment of counsel by Executive has been authorized by Employer, (ii)


                                      A-3
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

Executive shall have reasonably concluded that there may be a conflict of interest between Employer and Executive in the conduct of the defense of a Proceeding, or (iii) Employer shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the Expenses of Executive's counsel shall be at the expense of Employer. Notwithstanding the foregoing, Employer shall not be entitled to assume the defense of any Proceeding brought by or on behalf of Employer or as to which Executive has concluded that there may be a conflict of interest between Employer and Executive.

10. RETROACTIVE EFFECT. Notwithstanding anything to the contrary contained in these indemnity provisions, Employer's obligation to indemnify Executive and advance Expenses to Executive shall be deemed to be in effect since the Effective Date.

11. LIMITATIONS ON INDEMNIFICATION. No payments pursuant to these indemnity provisions shall be made by Employer:

     (a) to indemnify or advance Expenses to Executive with respect to actions initiated or brought voluntarily by Executive and not by way of defense, except with respect to actions brought to establish or enforce a right to indemnification or advancement of Expenses under these indemnity provisions or any other statute or law or otherwise as required under Delaware law, but such indemnification or advancement of Expenses may be provided by Employer in specific cases if approved by the Board of Directors by a majority vote of a quorum thereof consisting of directors who are not parties to such action;

     (b) to indemnify Executive for any Expenses, damages, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes for which payment is actually made to Executive under a valid and collectible insurance policy, except in respect of any excess beyond the amount paid under such insurance;

     (c) to indemnify Executive for any Expenses, damages, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes for which Executive has been or is indemnified by Employer or any other party otherwise than pursuant to these indemnity provisions;

     (d) to indemnify Executive for any Expenses, damages, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by Executive of securities of Employer pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or similar provisions of any federal, state or local statutory law;

     (e) to indemnify Executive for any Expenses, damages, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes in connection with any Proceeding where a court of competent jurisdiction has determined that (i) Executive failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Employer, or (ii) with respect to any Proceeding which is of a criminal nature, Executive had reasonable cause to believe his conduct was unlawful; or


                                      A-4
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

     (f) if a court of competent jurisdiction shall enter a final order, decree or judgment to the effect that such indemnification or advancement of Expenses hereunder is unlawful under the circumstances.

12. LIMITATION OF ACTIONS AND RELEASE OF CLAIMS. Notwithstanding anything to the contrary contained herein, no legal action shall be brought and no cause of action shall be asserted by or on behalf of Employer, any affiliate or subsidiary of Employer or any other enterprise that Executive was serving as a director, officer, employee or agent at the request of Employer against Executive, or Executive's spouse, heirs, executors of administrators after the expiration of two years from the date Executive ceases (for any reason) to serve in any one or more of the capacities covered by this Agreement, and any claim or cause of action of Employer, its affiliates or subsidiaries or any such other enterprise shall be extinguished and deemed released unless asserted by the filing of a legal action within such two-year period.

13.  MAINTENANCE OF D&O INSURANCE.

     (a) Upon Executive's request, Employer hereby agrees to maintain in full force and effect, at its sole cost and expense, directors' and officers' liability insurance ("D&O Insurance") by an insurer, in an amount and with a deductible reasonably acceptable to Executive, covering the period during which Executive is serving in any one or more of the capacities covered by these indemnity provisions and for so long thereafter as Executive shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that Executive is serving in any of the capacities covered by these indemnity provisions.

     (b) In all policies of D&O Insurance to be maintained pursuant to Paragraph 13(a) above, Executive shall be named as an insured in such a manner as to provide Executive with the greatest rights and benefits available under such policy.

     (c) Notwithstanding the foregoing, Employer shall have no obligation to maintain D&O Insurance if Employer determines, in good faith, that (i) such insurance cannot be obtained on terms which are commercially reasonable, (ii) the premium costs for such insurance is significantly disproportionate to the amount of coverage provided, (iii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or (iv) Employer, after using best efforts, is otherwise unable to obtain such insurance.

14. INDEMNIFICATION HEREUNDER NOT EXCLUSIVE. The indemnification and advancement of Expenses provided by these provisions shall not be deemed to limit or preclude any other rights to which Executive may be entitled under Employer's Certificate of Incorporation, Employer's Bylaws, any agreement, any vote of shareholders or disinterested directors of Employer, Delaware law, or otherwise.

15. SUCCESSORS AND ASSIGNS. These indemnity provisions shall be binding upon, and shall inure to the benefit of (i) Executive and Executive's heirs, devisees, legatees, personal representatives, executors, administrators and assigns and
(ii) Employer and its successors and assigns, including any transferee of all or substantially all of Employer's assets and any successor or assign of Employer by merger or by operation of law.


                                      A-5
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

16. SEVERABILITY. Each of these indemnity provisions is a separate and distinct agreement and independent of the other, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceable of the other provisions hereof. To the extent required, any of these indemnity provisions may be modified by a court of competent jurisdiction to preserve its validity and to provide Executive with the broadest possible indemnification and advancement of Expenses permitted under Delaware law. If any of these indemnity provisions or any portion thereof is invalidated on any ground by any court of competent jurisdiction, then Employer shall nevertheless indemnify Executive as to Expenses, damages, judgments, amounts paid in settlement, fines, penalties and ERISA excise taxes with respect to any Proceeding to the full extent permitted by any of these indemnity provisions that shall not have been invalidated or by any applicable provision of Delaware law or the law of any other applicable jurisdiction.

17. AMENDMENTS AND WAIVERS. No amendment, waiver, modification, termination or cancellation of this indemnity shall be effective unless in writing and signed by the party against whom enforcement is sought. The indemnification rights afforded to Executive hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to Employer's Certificate of Incorporation, Bylaws or agreements, including any directors' and officers' liability insurance policies, whether the alleged actions or conduct giving rise to indemnification hereunder arose before or after any such amendment. No waiver of any provision of this indemnity shall be deemed or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall any waiver constitute a continuing waiver.

18. SUBROGATION. In the event of any payment under this indemnity to or on behalf of Executive, Employer shall be subrogated to the extent of such payment to all of the rights of recovery of Executive against any person, firm, corporation or other entity (other than Employer) and Executive shall execute all papers requested by Employer and shall do any and all things that may be necessary or desirable to secure such rights for Employer, including the execution of such documents necessary or desirable to enable Employer to effectively bring suit to enforce such rights.

19. SUBJECT MATTER AND PARTIES. The intended purpose of this indemnity is to provide for indemnification and advancement of Expenses, and this indemnity is not intended to affect any other aspect of any relationship between Executive and Employer and is not intended to and shall not create any rights in any person as a third party beneficiary hereunder.


                                      A-6
Davis Executive Employment Agreement